UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐      Preliminary Proxy Statement

☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐      Definitive Proxy Statement

☒      Definitive Additional Materials

☐      Soliciting Material Pursuant to §240.14a-12

Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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This Schedule 14A filing consists of the following press release relating to a letter distributed by Dynavax Technologies Corporation (the “Company”) to its stockholders in connection with the Company’s 2025 Annual Meeting of Stockholders. The press release was first used or made available on April 29, 2025.

FOR IMMEDIATE RELEASE

Dynavax Highlights Superior Board Leadership Overseeing Long-Term Value Creation Strategy

Mails Letter to Stockholders Urging Stockholders to Vote “FOR” All Four Dynavax Director Nominees on the GOLD Proxy Card

EMERYVILLE, Calif., April 29, 2025 – Dynavax Technologies Corporation (Nasdaq: DVAX) (“Dynavax” or the “Company”), a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines, today mailed a letter to its stockholders in connection with its 2025 Annual Meeting of Stockholders (“Annual Meeting”) urging stockholders to vote the GOLD proxy card “FOR” all four of Dynavax’s highly qualified directors standing for election – Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun. The Annual Meeting will be held on June 11, 2025, and Dynavax stockholders of record as of April 14, 2025, will be entitled to vote at the Annual Meeting.

The full text of the letter being mailed to stockholders follows:

Dear Fellow Stockholder,

At this year’s Annual Meeting, Deep Track Capital is seeking to replace four of our independent directors, including our Chairman, with inferior nominees that would implement Deep Track’s value destructive plan — change that is not only unnecessary but would also impede the Company’s sustained momentum and risk the long-term value of your investment. The Dynavax Board of Directors has been meaningfully refreshed in recent years with qualified directors who have enhanced the Company’s corporate governance while overseeing consistent and record financial and operational performance. Dynavax is in the strongest position it has ever been in, and our Board’s nominees – Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun – are essential to advancing Dynavax’s strategy and driving long-term stockholder value at this pivotal juncture for the Company. We urge you to vote “FOR” Dynavax’s four director nominees on the GOLD universal proxy card today. Only four directors can be elected at the Annual Meeting.

DYNAVAX’S BOARD HAS ALREADY THOUGHTFULLY REFRESHED WITH EXPERTS WHO KNOW
HOW TO DRIVE LONG-TERM STOCKHOLDER VALUE IN OUR INDUSTRY

Our Board refreshment process has always been driven by a clear set of criteria based on Dynavax’s current and future needs. Since Dynavax underwent a wholesale transformation starting in 2019 to prioritize its vaccine business and launch HEPLISAV-B®, we have thoughtfully reshaped our Board with new, independent directors who bring highly specialized skillsets that are directly aligned to our long-term strategic plan.

As a result of our refreshment efforts, following the Annual Meeting, the Board will be comprised of nine directors, with six of our eight independent directors having been appointed since 2020. This refreshed Board has been the architect of the successful plan we currently have in place and remains crucial to our continued execution. Our Board checks every box:

Extensive Industry Knowledge	9/9
Vaccine Experience (R&D, Sales, Marketing)	7/9

Operational / Commercial Experience	9/9
Clinical Development Experience	5/9
Business Development/M&A Experience	8/9
Finance / Capital Allocation Experience	8/9
Public Company C-Suite Experience	6/9
Public Health / Government Experience	2/9
Other Public Company Board Experience	6/9

Since Dynavax’s pivot, our Board has overseen a disciplined strategy that is generating superior value:

•	Total stockholder returns of 267% over the past five years: Far exceeding the performance of the NASDAQ Biotechnology Index and the S&P Biotechnology Select Industry Index[1].

•	Highly successful commercialization of HEPLISAV-B®: Generated a record $268 million in net product revenue and approximately 44% U.S. total market share in 2024, representing a 65% compound annual growth rate in net product revenue since 2020. 2025 is expected to be a banner year for HEPLISAV-B® with anticipated net product revenue of $305-$325 million and longer-term market share leadership in the U.S. hepatitis B adult vaccine market expected to grow to over $900 million in annual sales by 2030.

•	Development of an innovative, differentiated pipeline: Advanced shingles vaccine with potential to disrupt a $4.4 billion global market, with topline results for investigational Phase 1/2 shingles trial expected Q3 2025, and plague vaccine, for which there is currently no approved vaccine in the U.S., with Phase 2 trial expected to initiate in Q3 2025. Plague vaccine is de-risked as a result of a multi-year partnership with the U.S. Department of Defense.

•	Drove successful business development strategy during pandemic response: Established a global portfolio of CpG 1018 adjuvant commercial supply agreements supporting the development of COVID-19 vaccines, which generated over $950 million in net product revenue from 2020 to 2022.

•	Disciplined capital strategy: Operate within a framework focused on protecting the value of our core business while balancing strategic investments for future growth. As part of this balanced approach, we are executing a $200 million share repurchase program which initiated in November 2024 to be completed in 2025, $128.8 million of which has already been executed as of the end of the first quarter of 2025. Dynavax is one of the few vaccine-focused biotechnology companies that has returned meaningful capital to stockholders. We also recently refinanced a majority of our outstanding Convertible Senior Notes, which significantly strengthened our capital structure and further positioned the Company for successful execution of its strategy, by extending

1 Based on Dynavax stock price between March 31, 2020, and March 31, 2025.

the maturity date of most of our existing debt, lowering our overall cost of capital through improved terms, and reducing basic and diluted shares outstanding.

DYNAVAX’S NOMINEES ARE CLEARLY AND SUBSTANTIALLY MORE QUALIFIED THAN DEEP TRACK’S CANDIDATES TO OVERSEE THE EXECUTION OF A STRATEGY THAT IS WORKING

Each of our four nominees is essential to our Board and replacing any of them would leave Dynavax deficient in vital expertise that is needed to guide the Company through a pivotal year. Our nominees have expertise across every facet of the biotechnology and vaccine space and have led multiple company transactions generating billions of dollars and maximizing stockholder value. The contrast between the qualifications of the Dynavax slate versus Deep Track’s slate is striking:

Brent MacGregor Director since 2020	Scott Myers Independent Chairman since 2021	Lauren Silvernail Director since 2025	Elaine Sun Director since 2021

•     CEO of Medical Developments International

•     20+ year career in the vaccine industry with expertise across commercial operations, sales and marketing, public policy and business development

•     Experience across company operations and capital markets

•     Strong commercialization and development experience, including leading global commercial operations team at Seqirus and R&D, manufacturing and commercialization of Novartis’ influenza vaccines

•     10+ years of experience managing multiple aspects of Sanofi Pasteur’s vaccine business

•     30+ years of expertise in global pharmaceutical and medical technology industries as an executive and director

•     Deep expertise in all areas of capital markets/finance, mergers and acquisitions and business and strategy development

•     Experienced in private and public company governance and business development

•     Led multiple public company strategic exits and sales

•     Significant experience as public company Board member, including Orexo AB, Cascadian Therapeutics, AMAG Pharmaceuticals, Trillium Therapeutics, Sensorion SA, Harpoon Therapeutics, Viridian Therapeutics and Zentalis Pharmaceuticals

•     30+ years of experience leading finance and business development functions across the pharmaceutical industry as an executive and director; raised $1+ billion as a CFO

•     Deep expertise across capital markets, M&A and business and strategy development

•     Extensive experience as an executive in the life sciences industry, including as CFO of Evolus, Revance Therapeutics and ISTA Pharmaceuticals

•     Significant experience as public company Board member, including at Harrow, Harpoon Therapeutics and Nicox SA

•     COO  & CFO of Mammoth Biosciences

•     30+ years of experience in investment banking and life sciences industries

•     Experience leading broad range of transactions, including multiple M&A processes and financings, valued in excess of $50 billion

•     Significant operational experience as CFO and Chief Strategy Officer at Vaxcyte, a developer of novel vaccines, and at Halozyme, a profitable, commercial-stage biotechnology company

•     Significant Board experience at multiple biotechnology companies

In sharp contrast, Deep Track’s candidates lack the decades of public company biotechnology and vaccine operational and financial acumen that Dynavax’s directors bring and have little to no public company board experience – in fact, only one of Deep Track’s four candidates has ever served on a U.S. public company board of directors. In aggregate, Deep Track’s candidates bring no additive or differentiated skills to our current Board.

DEEP TRACK IS DEMANDING UNREASONABLE AND UNNECESSARY CHANGE THAT WOULD DESTROY THE VALUE OF YOUR INVESTMENT

Deep Track’s flawed plan, which favors a near-term payoff at a considerably lower value, puts its own short-term interests above those of all other stockholders and would be detrimental to the long-term value our Board is generating. Deep Track is demanding that Dynavax:

•	Force an accelerated and outsized share repurchase program of at least $400 million;
•	Enter into an expensive royalty financing leveraging HEPLISAV-B®;
•	Abandon internal development efforts and business development efforts; and
•	Focus solely on HEPLISAV-B® commercialization.

Moreover, aside from demanding these short-sighted initiatives, Deep Track has yet to provide any actionable ideas on how to grow HEPLISAV-B®, a core pillar of its own plan, which our Board and management team are already doing with great success.

YOUR VOTE IS IMPORTANT – HELP ENSURE DYNAVAX’S CONTINUED MOMENTUM

We do not believe the changes to the Board proposed by Deep Track are warranted or in the best interests of all stockholders. The current Dynavax Board is best equipped to guide the Company’s strategy, with the expertise necessary to successfully drive enhanced stockholder value.

Thank you for your support,

The Dynavax Board of Directors

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Dynavax and Cooley LLP is serving as legal counsel.

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. The Company has two commercial products, HEPLISAV-B® vaccine (Hepatitis B Vaccine (Recombinant), Adjuvanted), which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant, currently used in HEPLISAV-B and multiple adjuvanted COVID-19 vaccines. For more information about our marketed products and development pipeline, visit www.dynavax.com.

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “will,” “may,” “plan,” “potential,” “seek,” “would” and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding expected contributions from newly appointed directors, expectations regarding delivering value for our stockholders, our future growth, potential of our differentiated technology, timing of clinical trials and expected results, market share and size of the market, expected product revenue, our business strategy and long-term performance. Actual results may differ materially from those set forth in this communication due to the risks and uncertainties inherent in our business, including, the risk that circumstances surrounding or leading up to our 2025 Annual Meeting may change, risks relating to our ability to commercialize and supply HEPLISAV-B, and risks related to the implementation of our long-term growth objectives, as well as other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K for the financial year ended December 31, 2024 and any periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Important Additional Information and Where to Find It

On April 17, 2025, the Company filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and form of accompanying GOLD proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING GOLD PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the Proxy Statement, accompanying GOLD proxy card, any amendments or supplements to the Proxy Statement and any other relevant documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://investors.dynavax.com/sec-filings.

Certain Information Regarding Participants

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. The Company, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies for the 2025 Annual Meeting. Information regarding the names of such persons and their respective direct or indirect interests in the Company, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 17, 2025, including in the sections captioned “Compensation Discussion and Analysis,” “Summary Compensation Table,” “Grants of Plan Based Awards,” “Outstanding Equity Awards at Fiscal Year End,” “Pay Ratio Disclosure,” “Director

Compensation,” “Certain Transactions,” “Security Ownership of Certain Beneficial Owners and Management,” and “Supplemental Information Regarding Participants in the Solicitation.” To the extent that the Company’s directors and executive officers have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

For Investors:
Paul Cox
pcox@dynavax.com
510-665-0499

or

MacKenzie Partners, Inc.
Bob Marese / John Bryan
Toll-Free: 1-800-322-2885
DVAX@mackenziepartners.com

For Media:
Dan Moore / Tali Epstein
Dynavax-CS@collectedstrategies.com